Exhibit 14.1

GREAT ELM GROUP, INC.

SOX

CODE OF BUSINESS

CONDUCT AND ETHICS

As Adopted: September 20, 2023

SOX

CODE OF BUSINESS CONDUCT

AND ETHICS

TABLE OF CONTENTS

Page

Introduction 1

Purpose of the Code 1

Conflicts of Interest 2

Corporate Opportunities 2

Confidentiality 2

Fair Dealing 3

Protection and Proper Use of Company Assets 3

Compliance with Applicable Laws, Rules and Regulations 3

Equal Opportunity, Harassment 3

Accuracy of Company Records 4

Retaining Business Communications 4

Political Contributions 4

Media Relations 4

Intellectual Property Information 5

Internet and E-mail Policy 5

Reporting Violations and Complaint Handling 5

Administration of the Code 6

Sanctions for Code Violations 6

Application/Waivers 6

Revisions and Amendments 7

Appendices

Code Acknowledgment 8

7

Exhibit 14.1

SOX CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

Section 406 of the Sarbanes-Oxley Act of 2002 (“SOX”) and Item 406 of Regulation S-K require that public companies disclose whether or not they have adopted a code of business conduct and ethics for senior financial officers and, if not, to explain why not, and the NASDAQ requires the same for all directors, officers and employees. A code of business conduct and ethics for this purpose is defined as a document setting forth standards that are reasonably designed to deter wrongdoing and to promote, among other matters, honest and ethical conduct, full and accurate disclosures in SEC filings and other public communications, and compliance with applicable laws, rules and regulations.

Ethics are important to Great Elm Group, Inc. (“GEG” and, together with its direct and indirect subsidiaries, “Great Elm”, “our”, “us”, or “we”) and to its management. GEG is committed to the highest ethical standards and to conducting its business with the highest level of integrity.

All officers, directors, employees, consultants and shared service personnel of Great Elm (collectively, the “Covered Persons,” and individually, “you”) are responsible for maintaining this level of integrity and for complying with the policies contained in this Code. If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with any member of GEG’s management, or follow the procedures outlined in applicable sections of this Code.

Purpose of the Code

This Code is intended to:

•
help you recognize ethical issues and take the appropriate steps to resolve these issues;

•
deter ethical violations;

•
assist you in reporting any unethical or illegal conduct; and

•
reaffirm and promote our commitment to a corporate culture that values honesty and accountability.

All Covered Persons will acknowledge in writing that they have received a copy of this Code, read it, and understand that the Code contains our expectations regarding their conduct.

Exhibit 14.1

Conflicts of Interest

You must avoid any conflict, or the appearance of a conflict, between your personal interests and our interests. A conflict exists when your personal interests in any way interfere – or even appear to interfere – with our interests, or when you take any action or have any interests that may make it difficult for you to perform your job objectively and effectively. For example, a conflict of interest probably exists if:

•
you cause us to enter into business relationships with you or a member of your family, or invest in companies affiliated with you or a member of your family;
•
you, or a member of your family, receive improper personal benefits as a result of your position with us;
•
you use any nonpublic information about us, our customers or our other business partners for your personal gain, or the gain of a member of your family; or
•
you use or communicate confidential information obtained in the course of your work for your or another’s personal benefit.

Corporate Opportunities

Each of us has a duty to advance the legitimate interests of Great Elm when the opportunity to do so presents itself. Therefore, you may not:

•
take for yourself personally opportunities, including investment opportunities, discovered through the use of your position with us, or through the use of either’s property or information;

•
use our property, information, or position for your personal gain or the gain of a family member; or

•
compete, or prepare to compete, with us.

Confidentiality

You must not disclose confidential information regarding Great Elm, our affiliates, our lenders, our clients, or our other business partners, unless disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, Great Elm, our affiliates, our lenders, our clients, or our other business partners. This obligation continues even after you leave Great Elm, until the information becomes publicly available.

Fair Dealing

You must endeavor to deal fairly with our customers, suppliers and business partners, or any other companies or individuals with whom we do business or come into contact with, including

Exhibit 14.1

fellow employees and our competitors. You must not take unfair advantage of these or other parties by means of:

•
manipulation;

•
concealment;

•
abuse of privileged information;

•
misrepresentation of material facts; or

•
any other unfair-dealing practice.

Protection and Proper Use of Company Assets

Our assets are to be used only for legitimate business purposes. Theft, carelessness and waste have a direct impact on our profitability. You should protect our assets and ensure that they are used efficiently.

Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.

Compliance with Applicable Laws, Rules and Regulations

Each of us has a duty to comply with all laws, rules and regulations that apply to our business, including those relating to insider trading. Please talk to our Chief Compliance Officer if you have any questions about how to comply with the above regulations and other laws, rules and regulations.

In addition, we expect you to comply with all our policies and procedures that apply to you. We may modify or update our policies and procedures in the future and may adopt new company policies and procedures from time to time. You are also expected to observe the terms of any confidentiality agreement, employment agreement or other similar agreement that applies to you.

Equal Opportunity, Harassment

We are committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, violence, intimidation, and discrimination of any kind involving race, color, sex or gender, sexual

Exhibit 14.1

orientation, religion, age, national origin, handicap, disability, citizenship status, marital status, or any other status protected by law.

Accuracy of Company Records

We require honest and accurate recording and reporting of information in order to make responsible business decisions. This includes such data as quality, safety, and personnel records, as well as financial records.

All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to our system of internal controls.

Retaining Business Communications

The law requires us to maintain certain types of corporate records, usually for specified periods of time. Failure to retain those records for those minimum periods could subject us to penalties and fines, cause the loss of rights, obstruct justice, place us in contempt of court, or seriously disadvantage us in litigation.

From time to time we establish retention or destruction policies in order to ensure legal compliance. We expect you to fully comply with any published records retention or destruction policies, provided that you should note the following exception: If you believe, or we inform you, that our records are relevant to any litigation or governmental action, or any potential litigation or action, then you must preserve those records until we determine the records are no longer needed. This exception supersedes any previously or subsequently established destruction policies for those records. If you believe that this exception may apply or have any questions regarding the possible applicability of that exception, please contact our Chief Compliance Officer.

Political Contributions

No funds of Great Elm may be given directly to political candidates. You may, however, engage in political activity with your own resources on your own time, subject, however, to any restrictions contained in any policies of GEG’s direct and indirect subsidiaries, including, without limitation, Great Elm Capital Management, Inc.

Media Relations

We must speak with a unified voice in all dealings with the press and other media. As a result, our Chairman and Chief Executive Officer or GEG Investor Relations (as directed by the Chairman and CEO) are the only contacts for media seeking information about Great Elm. Any requests from the media must be referred to our Chairman and CEO.

Exhibit 14.1

Intellectual Property Information

Information generated in our business is a valuable asset. Protecting this information plays an important role in our growth and ability to compete. Such information includes business and research plans; objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; lender and other business partner lists. Employees who have access to our intellectual property information are obligated to safeguard it from unauthorized access and:

•
Not disclose this information to persons outside of Great Elm;

•
Not use this information for personal benefit or the benefit of persons outside of Great Elm; and

•
Not share this information with other employees except on a legitimate “need to know” basis.

Internet and E-Mail Policy

We provide an e-mail system and Internet access to certain of our employees to help them do their work. You may use the e-mail system and the Internet only for legitimate business purposes in the course of your duties. Incidental and occasional personal use is permitted, but never for personal gain or any improper use. Further, you are prohibited from discussing or posting information regarding Great Elm in any external electronic forum, including Internet chat rooms or electronic bulletin boards.

Reporting Violations and Complaint Handling

You are responsible for compliance with the rules, standards and principles described in this Code. In addition, you should be alert to possible violations of the Code by any Covered Person, and you are expected to report a violation promptly. Normally, reports should be made to one’s immediate supervisor. Under some circumstances, it may be impractical or you may feel uncomfortable raising a matter with your supervisor. In those instances, you are encouraged to contact our Chief Compliance Officer who will investigate and report the matter to our Chief Executive Officer and/or Board of Directors, as the circumstance dictates. You will also be expected to cooperate in an investigation of a violation.

Anyone who has a concern about our conduct, the conduct of an officer of Great Elm or our accounting, internal accounting controls or auditing matters, may communicate that concern to the Audit Committee of the Board of Directors by direct communication with our Chief Compliance Officer or by email or in writing. All reported concerns shall be forwarded to the Audit Committee and will be simultaneously addressed by our Chief Compliance Officer in the same way that other concerns are addressed by us. The status of all outstanding concerns forwarded to the Audit Committee will be reported on a quarterly basis by our Chief Compliance Officer. The Audit Committee may direct that certain matters be presented to the full board and

Exhibit 14.1

may also direct special treatment, including the retention of outside advisors or counsel, for any concern reported to it.

Questionable or unethical activities can also be reported to your supervisor or any of the members of senior management. While we strongly encourage you to report your concerns to us, they can also be anonymously reported by emailing concerns@greatelmcap.com or by contacting GEG’s Audit Committee directly or by accessing the Great Elm whistleblower hotline by calling 844-420-0044 or emailing reports@lighthouse-services.com (must include company name with report).

All reports will be investigated, and whenever possible, requests for confidentiality shall be honored. All cases of questionable activity or improper actions will be reviewed for appropriate action, discipline or corrective actions. Whenever possible, we will keep confidential the identity of employees, officers or directors who are accused of violations, unless or until it has been determined that a violation has occurred.

There will be no reprisal, retaliation, or adverse action taken against any employee who, in good faith, reports or assists in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

For reporting concerns about Great Elm’s conduct, the conduct of an officer of Great Elm or about Great Elm’s accounting, internal accounting controls or auditing matters, you may use the following means of communication:

ADDRESS:	Great Elm Group, Inc.
800 South Street
Suite 230
Waltham, Massachusetts 02453

In the case of a confidential, anonymous submission other than through the whistleblower hotline, employees should set forth their concerns in writing and forward them in a sealed envelope to the Chairperson of the Audit Committee, in care of our Chief Compliance Officer, such envelope to be labeled with a legend such as: “To be opened by the Audit Committee only.”

Administration of the Code

The Chief Compliance Officer has overall responsibility for administering the Code and reporting on the administration of and compliance with the Code and related matters to our Board of Directors.

Sanctions for Code Violations

Exhibit 14.1

All violations of the Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

Application/Waivers

All Covered Persons are subject to this Code.

Insofar as other policies or procedures of Great Elm govern or purport to govern the behavior or activities of all persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

Any amendment or waiver of the Code for an executive officer or member of our Boards of Directors must be made by our Board of Directors and disclosed on a Form 8-K filed with the Securities and Exchange Commission within four business days following such amendment or waiver.

Revisions and Amendments

This Code may be revised, changed or amended at any time by our Board of Directors. Following any material revisions or updates, an updated version of this Code will be distributed to you, and will supersede the prior version of this Code effective upon distribution. We may ask you to sign an acknowledgement confirming that you have read and understood the revised version of the Code, and that you agree to comply with the provisions.

Exhibit 14.1

SOX CODE OF BUSINESS CONDUCT AND ETHICS

APPENDIX A

Great Elm Group, Inc.

Acknowledgment Regarding

SOX Code of Business Conduct and Ethics

This acknowledgment is to be signed and returned to our Chief Compliance Officer and will be retained as part of your permanent personnel file.

I have received a copy of Great Elm Group, Inc.’s SOX Code of Business Conduct and Ethics, read it, and understand that the Code contains the expectations of Great Elm Group, Inc. regarding conduct. I agree to observe the policies and procedures contained in the SOX Code of Business Conduct and Ethics and have been advised that, if I have any questions or concerns relating to such policies or procedures, I understand that I have an obligation to report to the Audit Committee, the Chief Compliance Officer, or other such designated officer, any suspected violations of the Code of which I am aware. I also understand that the Code is issued for informational purposes and that it is not intended to create, nor does it represent, a contract of employment.

Name (Printed)

Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply with Great Elm Group, Inc.’s SOX Code of Business Conduct and Ethics